As filed with the Securities and Exchange Commission on January 8, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Palo Alto Networks, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-2530195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3000 Tannery Way

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

Aporeto, Inc. Amended and Restated 2015 Stock Option and Grant Plan

(Full title of the plan)

Nikesh Arora

Chief Executive Officer

Palo Alto Networks, Inc.

3000 Tannery Way

Santa Clara, California 95054

(408) 753-4000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Sharon R. Flanagan Sidley Austin LLP 555 California Street San Francisco, California 94104 (415) 772-1200	Jeffrey C. True General Counsel Palo Alto Networks, Inc. 3000 Tannery Way Santa Clara, California 95054 (408) 753-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	20,945	$231.28	$4,844,159.60	$628.77

(1)

This Registration Statement (the “Registration Statement”) registers the issuance of the common stock of Palo Alto Networks, Inc. (the “Registrant”), par value $0.0001 (the “Common Stock”) issuable pursuant to equity awards outstanding under the Aporeto Amended and Restated 2015 Stock Option and Grant Plan (the “Plan”), assumed by the Registrant as a result of the consummation on December 23, 2019, of the transactions contemplated by the Merger Agreement, dated as of November 23, 2019, by and among the Registrant, Appetizer Acquisition Corp., a direct wholly owned subsidiary of the Registrant, Aporeto, Inc. (“Aporeto”), and Shareholder Representative Services LLC (the “Merger Agreement”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase or decrease in the number of outstanding shares of Common Stock.

(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $231.28 per share, which is the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on December 31, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the Registrant in connection with Merger Agreement. Pursuant to the Merger Agreement, each restricted stock unit of Aporeto outstanding under the Plan held by an individual who was an employee of Aporeto or any of its subsidiaries immediately following the closing of the transactions contemplated by the Merger Agreement was assumed by the Registrant and converted into a restricted stock unit of the Registrant to acquire Common Stock, on the same terms and conditions as the Aporeto restricted stock unit. This Registration Statement relates to the 20,945 shares of Common Stock issuable pursuant to such converted Aporeto restricted stock units outstanding as of December 23, 2019 under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the note to Part I of Form S-8. The Registrant will send or give to each holder of outstanding equity awards granted under the Plan, a copy of the prospectus or documents containing information specified in Part I of Form S-8, as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the prospectus for the Plan is not being filed with or included in this Registration Statement. The prospectus for the Plan and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, each constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019 filed with the Commission on September 9, 2019;

b)(1)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2019 filed with the Commission on November 26, 2019;

b)(2)	The Registrant’s Current Reports on Form 8-K filed with the Commission on December 19, 2019, December 10, 2019 and October 22, 2019 and the Registrant’s current report on Form 8-K/A filed with the Commission on November 25, 2019 (other than the portions of these documents not deemed to be filed); and

c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35594) filed with the Commission on July 9, 2012, pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant’s certificate of incorporation includes provisions that may eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duties as directors and officers to the fullest extent permitted by applicable law. In addition, the certificate of incorporation provides that the Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who is or was a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Registrant that has not been approved by the Registrant’s board of directors) by reason of the fact that he or she is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person.

In addition, as permitted by Section 145 of the General Corporation Law of the State of Delaware, the restated certificate of incorporation and amended and restated bylaws of the Registrant provide that:

•

The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Registrant) by reason of the fact that he or she is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•

The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, unless the court in which such proceeding is brought determines that such person is liable to the Registrant and does not determine that, despite such liability, such person is fairly and reasonably entitled to indemnification for such expenses;

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, provided that such director or officer must undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and

•

The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors and officers and to obtain insurance to indemnify such persons.

In addition, the Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that require the Registrant to indemnify its directors and officers, to the maximum extent permitted by applicable law, and also provide for certain procedural protections.

The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The information required by this Item is set forth in the Exhibit Index that precedes the signature page of this Registration Statement.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Exhibit Description

4.1	Restated Certificate of Incorporation of Palo Alto Networks, Inc. (incorporated by reference to Exhibit 3.1 to Palo Alto Networks, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012, as filed with the Commission on October 4, 2012).

4.2	Amended and Restated Bylaws of Palo Alto Networks, Inc. (incorporated by reference to Exhibit 3.1 to Palo Alto Networks, Inc.’s Current Report on Form 8-K, as filed with the Commission on September 14, 2018).

4.3	Specimen common stock certificate of the Registrant (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-180620), as declared effective by the Commission on July 19, 2012).

5.1	Opinion of Sidley Austin LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Sidley Austin LLP (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

99.1	Aporeto, Inc. Amended and Restated 2015 Stock Option and Grant Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on January 8, 2020.

PALO ALTO NETWORKS, INC.

By:	/s/ Nikesh Arora
Nikesh Arora
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nikesh Arora, Kathleen Bonanno, and Jean Compeau, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nikesh Arora Nikesh Arora	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	January 8, 2020

/s/ Kathleen Bonanno	Chief Financial Officer (Principal Financial Officer)	January 8, 2020
Kathleen Bonanno

/s/ Jean Compeau	Chief Accounting Officer (Principal Accounting Officer)	January 8, 2020
Jean Compeau

/s/ Mark D. McLaughlin	Vice Chairman and Director	January 8, 2020
Mark D. McLaughlin

/s/ Nir Zuk	Chief Technical Officer and Director	January 8, 2020
Nir Zuk

/s/ Asheem Chandna	Director	January 8, 2020
Asheem Chandna

/s/ John M. Donovan	Director	January 8, 2020
John M. Donovan

/s/ Carl Eschenbach	Director	January 8, 2020
Carl Eschenbach

/s/ James J. Goetz	Director	January 8, 2020
James J. Goetz

/s/ Rt Hon Sir John Key	Director	January 8, 2020
Rt Hon Sir John Key

/s/ Mary Pat McCarthy	Director	January 8, 2020
Mary Pat McCarthy

/s/ Lorraine Twohill	Director	January 8, 2020
Lorraine Twohill

/s/ Daniel J. Warmenhoven	Director	January 8, 2020
Daniel J. Warmenhoven